UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

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     |_|  Preliminary Proxy Statement
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          14a-6(e)(2))
     |X|  Definitive Additional Materials
     |_|  Soliciting Material Pursuant to [SEC]240.14a-12


                          Level 3 Communications, Inc.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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



                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                        Additional Solicitation Materials
                                     to the
                                 Proxy Statement
                               dated April 6, 2006

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 15, 2006


Dear Level 3 Stockholder:

         We are furnishing you with this additional information to supplement the information included in the Proxy Statement that we mailed to you in connection with the solicitation of proxies on behalf of the Board of Directors of Level 3 Communications, Inc. ("Level 3," the "company," "we," "us," or "our") to be voted at the Annual Meeting of Stockholders to be held on Monday, May 15, 2006, or any adjournment or postponements thereof.

         Our Proxy Statement includes a proposal asking stockholders to approve an amendment to our Restated Certificate of Incorporation that would increase the number of authorized shares of our common stock that we may issue from 1.5 billion to 2.25 billion (the "Common Stock Proposal").

         As indicated in the Proxy Statement, the Board believes the increase will provide flexibility in connection with future activities, including:

     o    financings;
     o    investment opportunities;
     o    acquisitions of other companies;
     o    stock dividends or splits;
     o    employee benefit plans; and
     o    other corporate purposes that the Board deems advisable.

Why is Level 3 sending me this supplement?

         On May 1, 2006, we announced the execution of a merger agreement to acquire TelCove, Inc, privately held leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove's network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings on net. As part of the transaction, Level 3 will be acquiring over 300 LMDS and 39 GHz licenses covering 90 percent of the population of the United States.

         Pursuant to the terms of the merger agreement, a portion of the consideration to be paid by Level 3 will consist of shares of Level 3 common stock. The TelCove merger will require us to use a portion of the additional shares that we are seeking to have added to our authorized shares pursuant to the Common Stock Proposal.

         Although Level 3 stockholder approval of the Common Stock Proposal is required in order to have sufficient authorized shares to complete the TelCove acquisition (see "Conditions to Closing the Merger" below), Level 3 stockholder approval of the specific transaction itself is not required as a matter of Delaware law or the rules of the Nasdaq National Market. We are providing this additional information regarding the acquisition of TelCove in connection with seeking your approval of the Common Stock Proposal at the Annual Meeting.

What are the summary terms of the merger?

         On the closing of the TelCove transaction, TelCove will merge with and into one of our wholly owned subsidiaries that we have formed for purposes of completing this transaction. We will refer to this subsidiary as Acquisition Sub in these supplemental materials. The separate legal existence of TelCove will terminate upon the effectiveness of the merger and Acquisition Sub will continue as the surviving entity. The name under which Acquisition Sub will conduct its business will be determined prior to the closing of the merger.

         The aggregate consideration payable by Level 3 is $1.082 billion, consisting of $445 million in cash and $637 million in shares of Level 3 common stock, as adjusted. Such consideration includes the consideration payable to holders of TelCove warrants outstanding at the effective time of the merger. TelCove warrant holders will receive consideration equal to the amount such holders would have received if they had effected a cashless exercise of their warrants immediately prior to the effective time of the merger. In addition, by acquiring TelCove, Level 3 will in effect assume approximately $155.5 million of TelCove's debt obligations. The number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their warrants to purchase TelCove common stock prior to the effective time of the merger. All warrants outstanding at the effective time will be cancelled.

         The merger agreement contains customary representations, warranties and covenants of TelCove, Level 3 and Acquisition Sub.

         Consummation of the merger is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals, the effectiveness of a registration statement on Form S-4 covering the shares of Level 3 common stock to be issued in the merger. The consummation of the merger is also subject to the approval by the stockholders of Level 3 of the Common Stock Proposal at the Annual Meeting.

         The Board of Directors and holders of a majority of the outstanding TelCove common stock have adopted the merger agreement and approved the merger. No further action is required by the securityholders of TelCove to consummate the merger.

Why is Level 3 acquiring TelCove?

         Our acquisition of TelCove will further enhance and complement the implementation of our network strategy to provide end-to-end bandwidth services to our customers by interconnecting facilities within a given market with our national and international backbone network. Consistent with this strategy, we constructed approximately 2,200 miles of local networks in 27 markets in the United States and nine markets in Europe, which were designed to connect traffic aggregation points in the market so that we could transfer the customer's network traffic across our national and international backbone network. Metropolitan networks are designed to connect a national backbone network to traffic aggregation points within each metropolitan market, including other carriers' points of presence, local telecommunications companies' central offices, wireless providers' switch centers, collocation and data centers, cable company head ends, and high-bandwidth enterprise locations. We believe that these "on-net" facilities have been a source of a competitive advantage for us. We believe the expansion of our position as a metropolitan service provider through the TelCove merger is a natural extension to our current metropolitan business.

         The key elements of our metropolitan or metro strategy include the following:

     o    offering  expanded  metro  market  services  to  bandwidth   intensive
          customers;
     o improving the competitiveness and financial profile of our national services by increasing the reach of our network with additional metropolitan network facilities that we own and thereby reducing our expenses for local access, which is the connection from our network to the end user's or customer's location;
     o offering our national services to metro customers that are located on our network; and
     o expanding to new markets and buildings to meet customer demand through internal or "organic" growth.

         The acquisition of TelCove will improve our metropolitan network position. We will gain both extensive metropolitan and regional network coverage which, when combined with our existing metropolitan and regional network facilities, positions us as one of the largest Competitive Local Exchange Carriers in the United States.

         We believe the rapid growth of services such as broadband Internet access, wireless data, and the trend toward delivery of media rich content (video, music, software) over a network means that customers will increasingly require the availability or access to higher bandwidth. This bandwidth requirement is primarily driving the demand for fiber-based Internet Protocol or IP services at more locations. To address this market dynamic, our strategy is to provide end-to-end bandwidth services to our customers - interconnecting facilities within a given market and across our national and international backbone. The proposed transaction with TelCove expands our position as a metropolitan service provider and we believe will be a natural extension to our current business.

         TelCove is a growing company with business in attractive markets that are in addition to the metropolitan markets where we currently have network facilities. In addition, TelCove's product and service mix have strong gross margins. It is these incremental markets that we expect will allow us to reduce our expenses that we pay to third party network providers in the eastern United States by moving existing customer traffic and future traffic onto the combined operations network.

         With the addition of TelCove, we expect to have connectivity to approximately 5,000 traffic aggregation points and over 100 mobile switching centers to further access and distribute customer traffic.

         In addition, we believe that the TelCove merger will provide us with the opportunity to market and sell our products and services to a new group of customers as well as the opportunity to provide our current customers with a range of new products and services. TelCove customers currently include customer segments that we already serve such as carriers, government, business services, health services, and academic/education.

         We cannot assure you, however, that any of the potential savings, synergies or opportunities considered by us in evaluating this transaction will be achieved following the completion of the merger. Please see the "Risk Factors" contained in our filings with the SEC for important information regarding our forward looking statements.

What is TelCove's business?

         TelCove is a provider of business critical telecommunications services that offers enterprise companies and carriers Internet, Data, and Voice solutions via its metropolitan and intercity fiber optic network to 70 markets throughout the eastern half of the United States. TelCove was founded in October 1991 as Hyperion Telecommunications, Inc. and changed its name to Adelphia Business Solutions, Inc. in October 1999. A former subsidiary of Adelphia Communications, Inc., Adelphia Business Solutions and certain of its subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in March and June 2002. In October 2003, Adelphia Business Solutions proposed a plan of reorganization that provided its secured bondholders with equity of the reorganized company and its unsecured creditors with the option of a cash distribution or a share of the reorganized company. Adelphia Business Solutions successfully confirmed its plan of reorganization in December 2003, which resulted in the company emerging from bankruptcy privately-held in April 2004. Upon emergence, the company officially changed its name to TelCove, Inc. The reorganization allowed TelCove to refocus its business plan on telecommunications intensive customers who value its metro network assets and services, while restructuring its balance sheet.

         TelCove's interconnected and fully redundant SONET-based network consists of approximately 22,000 route miles of local and long haul fiber, providing its approximately 14,000 customers with the infrastructure to transport their vital communications. TelCove's design model is to connect customers directly "on net," building a resilient fiber ring from its metropolitan fiber network to each customer premises. TelCove builds, operates, and owns its fiber optic network, rather than being a provider who leases network facilities and re-sells services. TelCove has direct connectivity to approximately 3,700 on-net buildings.

         TelCove provides the "last-mile" solution to its customers' premises, with the ability to manage the customer's communications from the point of origination to the point of termination.

         TelCove offers a full suite of telecom services, including data networking services, Voice over IP or VoIP and Internet Protocol Virtual Private Network or IP VPN services, business continuity/disaster recovery solutions, Internet services, traditional transport services, and local and long distance circuit switch business voice services.

         TelCove's Internet service offerings include:

     o Voice over Internet Protocol (VoIP) with support for E-911 in certain instances;
     o    Dedicated Internet Access;
     o    Commercial Web Hosting; and
     o    e-Commerce Services.

         TelCove's Data service offerings include:

     o    Ethernet (Metro and Intercity);
     o    Storage Networking Solutions;
     o    Business Continuity / Disaster Recovery Solutions;
     o    IP VPN;
     o    Remote Access VPN;
     o    OC-192 and 10 Gigabits per second (Gbps) Wavelengths;
     o    Local Private Line;
     o    Private Local SONET Ring;
     o    Intercity Private Line;
     o    ATM; and
     o    Frame Relay.

         TelCove's Voice service offerings include:

     o    Business Lines Business Trunks ISDN BRI / PRI;
     o    Centrex;
     o    Voice Messaging and Auto Attendant; and
     o    Long Distance.

         TelCove also offers colocation services and E-Billing services.

         For the year ended December 31, 2005, TelCove had revenues of approximately $312.4 million and a net loss of approximately $23.4 million. Revenues for 2005 increased 27.1%, or $66.7 million, as compared to 2004. Growth through organic selling and growth through acquisition both contributed to the increase. As of December 31, 2005, on a consolidated basis TelCove had total assets of approximately $547.6 million, total liabilities of approximately $243.8 million, and total stockholders' equity of approximately $303.8 million.

Background to the Merger

         From approximately August 2005 to April 2006, the management of TelCove was engaged in ongoing negotiations with several parties regarding a possible sale or other business combination involving the business and/or assets of TelCove.

         In January, 2006, Merrill Lynch, Pierce, Fenner & Smith, financial advisor to TelCove, approached Thomas Boasberg, Senior Vice President of Level 3, regarding a potential business transaction involving Level 3 and TelCove.

         In January 2006, Doug P. Teitelbaum, managing partner of Bay Harbour Management, LC., a principal security holder of TelCove, Robert Guth, President and Chief Executive Officer of TelCove, and representatives of

Merrill Lynch met with Mr. Boasberg, Charles C. Miller, III, Vice Chairman of Level 3, and Donald H. Gips, Group Vice President of Level 3, at Level 3's headquarters in Broomfield, Colorado to generally discuss the business and operations of TelCove and to set up the framework for additional discussions among the senior management of TelCove and the senior management of Level 3.

         On January 23, 3006, TelCove and Level 3 executed a confidentiality agreement.

         On January 25, 2005, senior management of Level 3, including James Q. Crowe, Chief Executive Officer of Level 3, Mr. Miller, Mr. Gips and Mr. Boasberg met with senior management of TelCove, including Mr. Guth and Edward Babcock, Chief Financial Officer of TelCove, at TelCove's offices in Canonsburg, Pennsylvania to discuss the business and operations of TelCove.

         On January 27, 2006, Mr. Boasberg, Jeffrey Pinkerman, Senior Vice President of Level 3, and David Suppes, Senior Vice President of Level 3, participated on a conference call with Mr. Babcock regarding the financial statements, the financial performance and certain financial measures of TelCove.

         Between January 31, 2006 and February 7, 2006, senior management of Level 3 and senior management of TelCove were in regular communications as Level 3 engaged in a review of the business and operations of TelCove, including the review of business and legal documents Level 3 had previously requested from TelCove.

         On February 1, 2006, Glenn Russo, Group Vice President of Level 3, met with Ed Gallagher and Joe McCourt, each a Regional Vice President of TelCove, at TelCove's offices in Philadelphia to discuss the organizational structure of TelCove.

         On February 7, 2006, the senior management of Level 3, including Mr. Crowe, Mr. Miller, Kevin J. O'Hara, President and Chief Operating Officer of Level 3, and Sunit S. Patel, Group Vice President and Chief Financial Officer of Level 3, met at Level 3's headquarters in Broomfield, Colorado to discuss a potential transaction with TelCove. The senior management of Level 3 concluded that since the parties could not reach agreement on key terms of any potential transaction, Level 3 would not continue with further negotiations with TelCove at such time.

         On February 7, 2006, Mr. Boasberg and Mr. Gips relayed the decision of the senior management of Level 3 not to proceed at such time with a transaction with TelCove to Merrill Lynch.

         On February 8, 2006, Mr. Crowe spoke to Mr. Guth by telephone regarding the decision of the senior management of Level 3 not to proceed at such time with a transaction with TelCove.

         During the period from February 8, 2006 to March 20, 2006, the senior management of Level 3 continued to discuss and explore internally a possible transaction with TelCove. During this period, general discussions were also held between Mr. Boasberg and representatives of Merrill Lynch regarding re-commencing discussions.

         On March 28, 2006, Mr. Boasberg, Mr. O'Hara and Neil Hobbs, Group Vice President of Level 3, met with Mr. Guth, Mr. Babcock and Jeff Donahue, Senior Vice President of TelCove in Pittsburgh to discuss the general business and operations of TelCove.

         During the week of April 6, 2006, the senior management of Level 3, including Mr. Crowe and Mr. O'Hara, decided to discuss the possible transaction with the Board of Directors of Level 3 at its regularly scheduled meeting on April 13, 2006 before re-engaging in discussions with TelCove.

         On April 13, 2006, the Board of Directors of Level 3 was informed by Mr. Crowe of the preliminary discussions involving a transaction with TelCove. No action was taken by the Board of Directors of Level 3 at such time.

          On April 18, 2006, Mr. Crowe, Mr. Miller and Mr. Boasberg met with Mr. Teitelbaum and Mr. Guth, as well as Kurt Cellar, a Bay Harbour partner, in Las Vegas and presented TelCove with a preliminary non-binding term sheet regarding a potential business combination between Level 3 and TelCove. After negotiations on the terms of the transaction, the amount and value of the consideration, senior management of Level 3, senior management of TelCove and Mr. Teitelbaum agreed to expeditiously proceed with the drafting and negotiation of a definitive merger agreement. TelCove's financial advisors were also present at the meeting.

         On April 20, 2006, TelCove and Level 3 executed an exclusivity agreement, dated as of April 18, 2006, pursuant to which TelCove agreed not to pursue discussions or enter into any agreement with respect to any transaction or business combination involving TelCove with any third party until May 8, 2006.

         On April 20, 2006, Level 3 and Bay Harbour executed an exclusivity agreement, dated as of April 18, 2006, pursuant to which Bay Harbour agreed not to pursue discussions or enter into any agreement regarding any transaction or business combination with respect to its interest in TelCove until May 8, 2006.

         On April 20, 2006 and April 21, 2006, management of Level 3 conducted further financial and legal due diligence at TelCove's offices in Canonsburg and Coudersport, Pennsylvania.

         In April 2006, TelCove retained Houlihan, Lokey, Howard & Zukin, Inc. as its financial advisor.

         On April 25, 2006, Willkie Farr & Gallagher LLP, counsel to Level 3, distributed the initial draft of the merger agreement to TelCove and Akin, Gump Strauss Hauer & Feld LLP, counsel to TelCove.

         On April 27, 2006, Akin Gump distributed to Level 3 TelCove's comments to the initial draft of the merger agreement.

          On April 27, 2006, Level 3 retained Morgan Stanley & Co. Incorporated as its financial advisor.

         During the period from April 28, 2006 to April 30, 2006, senior management of Level 3 and its legal and financial representatives and senior management of TelCove and its legal and financial representatives met at the offices of Willkie Farr in New York to negotiate the terms of the definitive merger agreement, including the amount and form of consideration payable by Level 3, representations and warranties of TelCove with respect to the business and operations of TelCove and conditions to the closing of the merger.

         On the afternoon of April 30, 2006, the merger agreement was finalized by the parties.

         On the afternoon of April 30, 2006, the Board of Directors of Level 3 and the managers of Acquisition Sub approved the merger agreement and the transactions contemplated thereby, including the merger of TelCove with and into a wholly owned subsidiary of Level 3.

         On the afternoon of April 30, 2006, the Board of Directors of TelCove approved the merger agreement and the transactions contemplated thereby, including the merger of TelCove with and into a wholly owned subsidiary of Level 3.

         On the evening of April 30, 2006, Level 3 and TelCove executed the definitive merger agreement.

         On the evening of April 30, 2006, affiliates of Bay Harbour and York Capital Management LP, stockholders of TelCove holding in the aggregate in excess of 50% of TelCove's common stock, approved the merger of Level 3 and TelCove.

         On the evening of April 30, 2006, Level 3 entered into agreements with affiliates of each of Bay Harbour and York pursuant to which Bay Harbour and York agreed to deliver to the other securityholders of TelCove a "drag-along" notice in accordance with the terms of TelCove's certificate of incorporation.

         On the morning of May 1, 2006, Level 3 issued a press release announcing the execution of the definitive merger agreement.

The Merger Agreement

         The following is a summary of the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement which is publicly available and is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on May 3, 2006. Please see "Where can I find more information?" below. In addition, the merger agreement contains representations and warranties that Level 3, Acquisition Sub and TelCove made to each other as of the date of the merger agreement or other specific dates. The representations and warranties were made for the purposes of the contract among Level 3, Acquisition Sub and TelCove and are subject to important qualifications and limitations agreed to by Level 3 and TelCove in connection with negotiating the merger agreement. The representations and warranties were negotiated by the parties for the purpose of allocating risk between Level 3 and Acquisition Sub, on the one hand, and TelCove, on the other hand, and for setting forth their respective rights and obligations regarding closing the merger if events or circumstances change after signing the merger agreement.

         Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, TelCove will merge with and into one of our subsidiaries that we have formed for purposes completing this transaction - Acquisition Sub. The separate legal existence of TelCove will terminate upon the effectiveness of the merger and Acquisition Sub will continue as the surviving entity. The name under which Acquisition Sub will conduct its business will be determined prior to the closing of the merger. We refer to the effective time of the merger in this document as the effective time.

         The closing of the merger will take place on the third business day following the day on which the last of the conditions to closing set forth in the merger agreement is satisfied or waived, or at such earlier of later date as Level 3 and TelCove may agree. At the closing, a certificate of merger will be filed with the Secretary of State of Delaware to effect the merger.

         Consideration

         The aggregate consideration payable by Level 3 is $1.082 billion, consisting of $445 million in cash and $637 million in shares of Level 3 common stock, as adjusted. Such consideration includes the consideration payable to holders of TelCove warrants outstanding at the effective time of the merger. TelCove warrant holders will receive consideration equal to the amount such holders would have received if they had effected a cashless exercise of their warrants immediately prior to the effective time of the merger. In addition, by acquiring TelCove, Level 3 will in effect assume approximately $155.5 million of TelCove's debt obligations. The number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their warrants to purchase TelCove common stock prior to the effective time of the merger. All warrants outstanding at the effective time will be cancelled.

         The number of shares of Level 3 common stock to be delivered to the securityholders of TelCove in the merger will be determined by dividing $637 million by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction. However, the number of shares of Level 3 common stock to be issued will in no event be more than approximately 165,885,000 shares nor less than approximately 110,590,000 shares, subject to adjustment as set forth below.

         In addition, the number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their rights to purchase TelCove common stock prior to the effective time of the merger. In such event, the number of Level 3 common stock issuable in the merger will be increased by the quotient of the aggregate amount of cash received by TelCove with respect to the exercise of TelCove warrants prior to the effective time divided by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction.

         The exact amount of shares of Level 3 common stock to be delivered in the merger is not determinable at this time, since the price that we will use to calculate the number of shares of Level 3 common stock to be delivered pursuant to the merger agreement is not yet known.

         Representations and Warranties

         The merger agreement contains representations and warranties by TelCove that expire upon the consummation of the merger relating to, among other things:

     o corporate organization, valid existence and qualification to do business;
     o capital structure;
     o corporate authority to enter into and the binding nature of the merger agreement;
     o consents, approvals and filings required for the consummation of the merger;
     o absence of any conflicts with organizational documents, laws and material contracts;
     o compliance with applicable laws;
     o absence of undisclosed liabilities;
     o ownership of assets, properties and rights used in the business;
     o transactions with affiliates;
     o top twenty-five suppliers and customers;
     o adequacy of insurance;
     o  accuracy  and  completeness  of  financial   statements  and  amount  of
outstanding indebtedness;
     o absence of certain material adverse events to the business and operations of TelCove since December 31, 2005;
     o matters relating to network facilities and network operations;
     o employee benefit plans and matters relating to ERISA;
     o filing of tax returns, payment of taxes and other tax related matters;
     o absence of material litigation;
     o ownership and leases of real property;
     o compliance with the terms of material contracts;
     o matters relating to employment and labor matters;
     o compliance with environmental laws and regulations;
     o ownership of intellectual property, software, licenses and permits;
     o the absence of the application of any state takeover statute; and
     o payment of advisors' or similar fees.

         The merger agreement also contains representations and warranties by Level 3 and Acquisition Sub that expire upon the consummation of the merger relating to, among other things:

     o corporate organization, valid existence and qualification to do business;
     o    capital structure;
     o corporate authority to enter into and the binding nature of the merger agreement;
     o absence of any conflicts with organizational documents, laws and material contracts;
     o consents, approvals and filings required for the consummation of the merger;
     o accuracy of Level 3's filings with the SEC and financial statements therein;
     o    sufficiency of funds to consummate the merger; and
     o    payment of advisors' or similar fees.

         Covenants

         The merger agreement contains customary covenants as well as specific covenants relating to the conduct of TelCove's business pending the consummation of the merger.

o Subject to certain exceptions, TelCove (as to itself and its subsidiaries) will not (without our prior written consent):

     o make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business and consistent with past practices;
     o    make any change in any of its organizational documents;
     o issue any additional shares of capital stock (other than upon the exercise of warrants to purchase shares of its common stock outstanding on the date of the merger agreement), whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;
     o make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its assets, including granting or entering into any IRUs, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;
     o subject any of its assets, properties or rights, or any part thereof, to any lien;
     o redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of TelCove and its subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;
     o acquire, lease or sublease any material assets, raw materials or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice;
     o enter into any new or modify any employee benefit plan, except as otherwise provided pursuant to the terms of any plan or agreement, as required by law, to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Internal Revenue Code of 1986 and for increases in compensation to employees in accordance with pre existing contractual provisions and/or consistent with past practice;
     o contractually commit to make capital expenditures for any period after the effective time in excess of $20,000,000 in the aggregate;
     o pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;
     o fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;
     o except as may be required by changes in U.S. generally accepted accounting principles, change any method, practice or principle of accounting other than in the ordinary course of business;
     o make or change any material tax election or file any amended tax return, settle any material tax claim or assessment, surrender any right to claim a material tax refund or consent to any extension of the limitation period applicable to any tax claim or assessment;
     o settle, release or forgive any material claim or litigation or waive any right thereto which has not been properly reserved on TelCove's books;
     o modify or renew any material contract if such modification or renewal would be materially adverse to TelCove, or terminate, or waive any right or remedy under, any contract, bid or expenditure, where such contract, bid or expenditure is for a contract entailing payments in excess of $500,000;
     o lend money to any person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation, except for borrowings in the ordinary course of business and consistent with past practice under TelCove's existing lines of credit not to exceed $15 million in the aggregate at any one time above the amount outstanding thereunder

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

          as of April 30, 2006 and in connection with capital leases in an amount not to exceed $2 million in the aggregate outstanding at any one time above the aggregate amount outstanding under TelCove's capital leases as of April 30, 2006; or
     o    authorize or enter into any contract to do any of the foregoing.

o From and after the date of the merger agreement and until the closing date, TelCove has also agreed (on behalf of itself and its subsidiaries) to:

     o continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;
     o file, when due or required, all material tax returns and pay when due all material taxes;
     o continue to conduct its business in the ordinary course and consistent with past practice;
     o keep its books of account, files and records in the ordinary course and in accordance with existing practice;
     o use commercially reasonable efforts to preserve intact its operations, organization and reputation, keep available the services of its present officers and key employees and preserve the goodwill and business relationships of its customers; and
     o use commercially reasonable efforts to continue to spend the amounts under vendor contracts at rates and consistent with past practice and in a manner that will ensure that no penalty or shortfall payment will be assessed against TelCove or its subsidiaries during the 12 months after the effective time.

o In addition, TelCove has agreed to, among other things:

     o use commercially reasonable efforts to obtain any consents or approvals necessary in order to complete the merger;
     o cause the making of a notice to securityholders of the exercise by a majority of its stockholders of the "drag-along" provision contained in TelCove's certificate of incorporation by which all securityholders will be obligated to participate in the merger on the same terms and waive their appraisal rights;

o Level 3 has agreed to customary covenants in the merger agreement, including, among other things, to:

     o prepare and file a registration statement on Form S-4 with respect to the registration, under the Securities Act of 1933, of the shares of Level 3 common stock to be issued in the merger, including a resale prospectus for certain securityholders of TelCove who are affiliates of TelCove;
     o use commercially reasonable efforts to obtain consents and approvals necessary in order to consummate the merger; and
     o maintain employee benefit plans, policies and programs for employees of the surviving entity that are not less favorable than those provided by TelCove and its subsidiaries.

         Indemnification of TelCove Officers and Directors

         We have agreed following the closing to cause the surviving entity in the merger to indemnify each director or officer of TelCove for any and all actions taken by those individuals prior to the effective time to the fullest extent and in the same manner as TelCove provided indemnification to those directors and officers pursuant its certificate of incorporation in effect at the effective time. In addition, if any indemnified person becomes a defendant in any actual action, we have agreed to advance to that individual his or her legal and other expenses consistent with the terms and conditions for that advancement under TelCove's indemnification provisions. Under the merger agreement, we have also agreed to obtain directors and officers insurance covering the persons currently covered under TelCove's directors and officers insurance for a period of six years from the effective date of the merger.

         Conditions to Closing the Merger

         The parties' obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

     o no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction, or other order that is in effect and prohibits consummation of the merger, and no federal of state governmental authority having instituted any proceeding that is pending seeking any such action;
     o the registration statement on Form S-4 with respect to the registration under the Securities Act of 1933 of Level 3 common stock to be issued in the merger having been declared effective and not being the subject of any stop order or proceeding by the SEC seeking a stop order;
     o the merger agreement having been approved and adopted by the stockholders of TelCove;
     o all applicable waiting periods (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or HSR Act having expired or otherwise been terminated;
     o all approvals from the United States Federal Communications Commission or FCC required to consummate the transactions contemplated by the merger agreement having been obtained and remaining in full force and effect on the closing date of the merger; and
     o    our stockholders having approved the Common Stock Proposal.

         TelCove's obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

     o the representation and warranties of Level 3 and Acquisition Sub being true and correct other than such failures to be true and correct that would not result in a material adverse effect on the business or operations of Level 3 and its subsidiaries taken as a whole;
     o Level 3 and Acquisition Sub having performed all of its material obligations under the merger agreement in all material respects;
     o during the period from April 30, 2006 to the closing date of the merger, there not having been a material adverse effect on the business and operations of Level 3 and its subsidiaries taken as a whole;
     o the shares of Level 3 common stock issuable in the merger having been authorized for listing on the Nasdaq National Market;
     o TelCove having received an opinion from its counsel regarding the tax treatment of the merger; and
     o TelCove having received an opinion from Level 3's counsel regarding the valid existence, good standing and corporate authority of Level 3 as well as the due authorization and valid issuance of Level 3's common stock issued pursuant to the merger agreement.

         Our obligation to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

     o the representation and warranties of TelCove being true and correct other than such failures to be true and correct that would not result in a material adverse effect on the business and operations of TelCove and its subsidiaries taken as a whole (as defined in the merger agreement);
     o TelCove having performed all of its material obligations under the merger agreement in all material respects;
     o consents, approvals and authorizations which are required to be obtained in connection with the execution and delivery of the merger agreement and the consummation of the merger, including all governmental consents and approvals, having been made or obtained and being in full force and effect (See "What regulatory approvals or consents are needed to consummate the merger?" below);
     o during the period from April 30, 2006 to the effective date, there not having been a material adverse effect on the business and operations of TelCove and its subsidiaries taken as a whole (as defined in the merger agreement);
     o certain executive officers of TelCove being employees of TelCove at the closing and the agreements pursuant to which those individuals will be employees of Level 3 after merger being in full force and effect and the individual that is party thereto shall not be in material breach thereof;

     o the notice relating to the implementation of the "drag-along" provision of the TelCove certificate of incorporation having been delivered;
     o our having received an opinion from TelCove's counsel regarding the valid existence, good standing, capitalization and corporate authority of TelCove as well as other matters;
     o no TelCove stockholder having exercised its appraisal rights in the merger in accordance with Delaware law; and
     o our having received an opinion from our counsel regarding the tax treatment of the merger.

         Termination of the Merger Agreement

         The merger agreement may be terminated at any time prior to consummation of the merger as follows:

     o    by mutual consent of us and TelCove;
     o by either us or TelCove if our stockholders fail to approve the Common Stock Proposal at the Annual Meeting (or any adjournment thereof);
     o by us if TelCove has breached any representation, warranty, covenant or agreement and as a result of such breach, (i) the representations and warranties of TelCove are not true and correct at the effective time, other than such failures to be true and correct which would not have a material adverse effect on the business and operations of TelCove (as defined in the merger agreement), or (ii) TelCove shall have failed to perform in all material respects all material obligations required under the merger agreement; provided, however, if such breach is curable within 60 days, we may not terminate unless the breach is not cured by the date which is 60 days following the receipt of notice from us; provided, further, that if such breach is not a result of an action taken by, or an omission by, TelCove and is curable though the exercise of reasonable best efforts, then for so long as TelCove continues to exercise such reasonable best efforts, we may not terminate the merger agreement unless such breach is not cured at such time that all other conditions to the consummation of the merger have been satisfied or waived;
     o by TelCove, if we have breached any representation, warranty, covenant or agreement and as a result of such breach, (i) our representations and warranties are not true and correct at the effective time, other than such failures to be true and correct which would not have a material adverse effect on the business and operations of Level 3, or
          (ii) we shall have failed to perform in all material respects all material obligations required under the merger agreement; provided, however, if such breach is curable within 60 days, TelCove may not terminate unless the breach is not cured by the date which is 60 days following our receipt of notice from TelCove; provided, further, that if such breach is not a result of an action taken by, or an omission by, us and is curable though the exercise of reasonable best efforts, then for so long as we continues to exercise such reasonable best efforts, TelCove may not terminate the merger agreement unless such breach is not cured at such time that all other conditions to the consummation of the merger have been satisfied or waived;
     o by either us or TelCove if any court or governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, or ruling or other action shall have become final and unappealable; or
     o by either us or TelCove if the conditions to the merger are incapable of being satisfied by April 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill an obligation under the merger agreement is the cause of the failure of the merger.

         Amendments and Waivers

         The parties may amend, modify or waive any of the terms, covenants, representations, warranties or conditions of the merger agreement by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance.

         Fees and Expenses

         All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses, whether or not the merger is completed, provided that TelCove will pay its third party expenses prior to the closing.

Regulatory Approvals

         Consummation of our acquisition of TelCove is contingent upon the receipt of approvals from the FCC. We anticipate filing all of the applications necessary to obtain FCC approval for the consummation of the merger by the end of May 2006. After the applications are filed, the FCC will place the applications on public notice, which will include a deadline for the public to file comments or oppositions to the applications. Consummation of the merger is conditioned upon the FCC approving the applications.

         Consummation of the merger is also contingent upon notification to and/or approval by various state Public Utility Commissions or PUCs. We anticipate filing all of the notifications and/or requests for approval of the merger with these governmental agencies by the end of May 2006.

         Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission or FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice or the Antitrust Division and specified waiting period requirements have been satisfied. We and TelCove anticipate filing notification and report forms under the HSR Act with the FTC and the Antitrust Division by the end of May 2006. The required waiting periods will not commence until these filings are complete. Since the merger consideration includes Level 3 common stock, certain securityholders of TelCove may, if they do not qualify for certain exemptions, also be required to file notification and report forms under the HSR Act with the FTC and Antitrust Division with respect to their acquisition of Level 3 common stock. However, at any time before or after the time that the merger is effective under Delaware law, and notwithstanding that the HSR Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of TelCove or businesses acquired as a result of the merger.

Accounting Treatment

         The merger will be accounted for by us under the purchase method of accounting. Under the purchase method, the purchase price of TelCove will be allocated to identifiable assets and liabilities acquired from TelCove with any excess being treated as goodwill. Since goodwill is amortized over time, we will incur accounting charges from the merger. In addition, goodwill will be subject to periodic impairment tests and could result in potential write-down charges in future periods.

         A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. We will undertake a study to determine the fair value of certain of TelCove's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of TelCove will be included in our consolidated statement of income following the time that the merger is effective under Delaware law. Our financial statements for prior periods will not be restated as a result of the merger or related transactions.

Effect of the Merger on Level 3 Stockholders

         If we complete the TelCove acquisition, you will realize dilution in your percentage ownership and your voting rights. As of April 13, 2006, we had 846,580,967 shares issued and outstanding. Based on this number and the number of shares potentially issuable in the merger, we estimate that this dilution will be between approximately 11% and 16%, depending upon the number of shares of Level 3 common stock actually issued to securityholders of TelCove in the merger. These amounts are determined by dividing the minimum and maximum amount of shares that we expect to issue under the TelCove merger agreement by the result of adding the minimum or maximum amount of shares that we have agreed to issue in the agreement, as the case may be, to the number of shares of our common stock outstanding on the record date for the Annual Meeting. These calculations also assume that a non-material number of TelCove warrant holders elect to exercise their warrants for cash prior to the effective time of the merger. If this assumption is not correct and a larger number of TelCove warrant holders elect to exercise their warrants for cash prior to the effective time of the merger, we will be obligated to issue additional shares of our common stock which will further dilute your percentage ownership and voting percentage. In addition, it is possible that our agreement to issue these shares of our common stock may have a depressive effect on the market price of our common stock.

Tax Considerations

         Because the merger is intended to qualify as a reorganization for tax purposes, there are no material federal income tax consequences to either us or to our stockholders in connection with the consummation of the merger.

What is the Board's recommendation with respect to the approval of the Common Stock Proposal?

         The Board recommends that you vote in favor of the Common Stock
Proposal.

         It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. If you have not already done so, please vote your shares by returning the proxy card that was included with the Proxy Statement, by calling the toll free telephone number that was included on the proxy card or by accessing the Internet at the website included on the proxy card.

Voting Procedures

         If you have not yet voted, and you hold your shares of our common stock of record and not in "street name," you can vote in person at the Annual Meeting. In addition, a stockholder who holds shares of our common stock of record and not in "street name" may vote shares by giving a proxy via mail, telephone or the Internet. To vote your proxy by mail, indicate your voting choices, sign and date your Proxy and return it in the postage-paid envelope provided with the Proxy Statement. You may vote by telephone or the Internet by following the instructions on your Proxy. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy via the mail.

         If you hold your shares through a broker, bank or other nominee, that institution sent to you separate instructions describing the procedure for voting your shares. You can only vote your shares held through a broker, bank or other nominee by following the voting procedures sent to you by that institution. You will not be able to vote your shares held through a broker, bank or other nominee in person at the Annual Meeting

         If you have already voted, you do not need to take any additional action as a result of the information provided in this supplement. However, if you wish to revoke the proxy previously given (either by mail, telephone or Internet), you must do so prior to the voting of the proxy at the Annual Meeting, by delivering to the Secretary of Level 3 a written statement revoking the proxy (but only if you hold your Level 3 common stock in your name and not through a brokerage account), by executing and delivering a later dated proxy, by calling the toll free telephone number, by accessing the Internet or by voting in person at the Annual Meeting (again, only if you hold your Level 3 common stock in your name and not through a brokerage account).

Where can I find more information?

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or our website at http://www.level3.com. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the Proxy Statement, as supplemented. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

         You may request a copy of this filing at no cost, by writing or telephoning us at the following address:

                    Senior Vice President, Investor Relations
                          Level 3 Communications, Inc.
                               1025 Eldorado Blvd.
                              Broomfield, CO 80021
                                  720-888-1000

         You should rely only on the information incorporated by reference or provided in the Proxy Statement, as supplemented. Our website has been provided for textual reference only. We have not authorized anyone else to provide you with different information.



                                           By Order of the Board of Directors


                                            /s/ Walter Scott, Jr.
                                                Walter Scott, Jr.
                                             Chairman of the Board
Dated: May 5, 2006


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